Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Trustees of the

Lou Holland Trust:

We consent to the reference to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/S/KPMG LLP

Chicago, Illinois

April 19, 2007